[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.20

PORTAL/LOS LINK AGREEMENT

This First American Title Agreement (“First American Title Agreement”), dated as of June 1, 2010 (“Effective Date”), is entered into and made between First American Title Insurance Company, Inc., a California corporation (“First American Title”), and Ellie Mae, Inc., a Delaware Corporation, (“Ellie Mae”). In consideration of the mutual promises contained in this First American Title Agreement, First American Title and Ellie Mae hereby agree as follows:

WITNESSETH

WHEREAS, First American Title was a party to the January 1, 2007 Portal LOS/Link Agreement with various other First American Title companies and First American Title’s parent corporation, The First American Corporation, is spinning off its financial services companies, which includes First American Title;

WHEREAS, by Amendment Number 2 to be executed by the parties simultaneously with this First American Title Agreement, First American Title was removed as a party to the 2007 Portal LOS/Link Agreement and will engage under this First American Title Agreement;

WHEREAS, Ellie Mae and its Controlled Companies (as hereinafter defined) provides loan origination software and transaction management services to clients nationwide;

WHEREAS, First American Title is presently engaged in the business of providing mortgage related services to the mortgage industry (“Services”); and

WHEREAS, Ellie Mae desires to offer First American Title’s Services to certain of its customers (“End-Users”) and First American Title desires to have its Services marketed and made available to End-Users.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, First American Title and Ellie Mae agree as follows:

1.  Development of Links between Ellie Mae and First American Title

1.1	Ellie Mae Platform Development

Ellie Mae has developed the ePASS transaction management system or network (the “ePASS Network”) and the Encompass Loan Origination System (“LOS”) in its business to business communication network, collectively known as the “Ellie Mae Platforms”, which offers End-Users the ability to order First American Title’s Services by electronically linking to First American Title’s network, as further defined in Schedule A as the “First American Title Network”.

1.1.1	Listing of First American

Ellie Mae will list the First American name in the partner area of elliemae.com (the “Ellie Mae Website”).

1.1.2	Consumer Report Linked Services

Intentionally Omitted.

1.1.3	Software Development Kit

Intentionally Omitted.

1.2	Interface Development

Ellie Mae has developed an interface that will electronically transmit the data, generated from an End-User’s order placed via the Ellie Mae Platform, to the First American Title Network and translate such data into a format that is usable by the First American Title Network and electronically transmit any data from the First American Title Network back to the Ellie Mae Platform and ultimately to the End-User (“Interface”).

1.3	Costs of Development, Testing, Implementation, Changes and Updates

Ellie Mae shall be responsible for the development, testing, and implementation of the Ellie Mae Platform and Interface, and, except for First American Title’s responsibility for maintaining its connection of the First American Title Network to ePASS by maintaining its connection to the Interface, as set forth herein, or those actions that are beyond Ellie Mae’s control (such as, but not limited to, network outages and those items set forth under Section 11.4 (“Force Majeure”), Ellie Mae assumes full responsibility and liability for connecting all End-Users and accurately transmitting any data from the Ellie Mae Platform through the Interface to the First American Title Network. Notwithstanding the foregoing, First American Title shall be liable for any integration fees as set forth pursuant to any schedule, exhibit or like document duly executed by the parties hereto. All new integrations will be quoted based on a Statement of Work to be executed by the parties. Changes and Updates, if minor (defined as requiring less than one day of one person’s labor to complete) will be performed at no additional charge. Changes and Updates requested by First American Title that require more than one person’s time for more than one day will be quoted in a Statement of Work to be executed by the parties. First American Title shall notify Ellie Mae in writing of changes in the First American Title Linked Services as set forth in Paragraph III on Schedule A (“Title Linked Services”) configurations or file format requirements and shall provide to Ellie Mae any and all such configurations and file format requirements no less than sixty (60) days prior to the effective date of such change. Ellie Mae shall use commercially reasonable efforts to implement such changes and First American Title agrees to assist as reasonably requested by Ellie Mae in connection with such implementation.

2.  Ellie Mae Responsibilities

2.1	Operations and Maintenance

Ellie Mae shall be solely responsible for the development, operation, and maintenance of the Ellie Mae Platform and Interface (with the exception of First American Title’s connection with the Interface), including, without limitation: (a) the technical operation and all related equipment; (b) posting of First American Title’s authorized logo, descriptions or information on the Ellie Mae Platform and linking those descriptions to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the First American Title Network; (c) the accuracy and appropriateness of materials posted on or incorporated into the Ellie Mae Platform, with the exception of third party material; (d) the transmittal, posting and delivery of data, orders and Title Linked Services between the Ellie Mae Platform and the First American Title Network; and (e) checking that content and materials posted on the Ellie Mae web sites are not libelous, defamatory, obscene or violative of any law or regulation. Notwithstanding the above, First American Title understands and agrees that it must look exclusively to the applicable End-User (and not to Ellie Mae) for the payment of any fees that may be due to it and for any data it receives from such End-Users, it being understood that Ellie Mae shall have no liability for any fees charged to the End-User by First American Title or for any data received through use of the ePASS Network.

2.2	Upgrades

Ellie Mae reserves the right to modify, enhance or upgrade the Ellie Mae Platform including the ePASS Network. In the event of any such modification, enhancement or upgrade, Ellie Mae shall use its commercially reasonable efforts to provide an alternative for First American Title to continue using the ePASS Network without First American Title having to make any modifications, enhancements or upgrades. In the event that any such modification, enhancement or upgrade will require modifications, enhancements or upgrades to the ePASS Network and/or the Interface, Ellie Mae shall use its commercially reasonable efforts to give First American Title ninety (90) days’ prior written notice of the implementation of a change that requires a change on the part of First American Title. First American Title will use its commercially reasonable efforts to effectuate such change within ninety (90) days after the date of the implementation of such change. In the event that First American Title is unable to make the changes within ninety (90) days following such change, First American Title may terminate this Agreement by providing Ellie Mae with at least sixty (60) days’ written notice prior to the implementation of the change, but only for those services with a material detrimental effect caused by the modifications, enhancements, or upgrades as set forth pursuant to the notice described in this Paragraph 2.2.

2.3	Errors, Bugs or Defects

Ellie Mae shall correct any errors, bugs or defects in the Ellie Mae Platform following First American Title’s or an End-User’s notice to Ellie Mae thereof pursuant to its standard support provisions.

2.4	Transmission of Data

Ellie Mae shall be responsible for maintaining the ePASS Network to enable the accurate delivery and/or transmission of data generated by an End-User and translating it into a format that is usable by the First American Title Network, and to enable the accurate delivery and transmission of data from the First American Title Network to the End-User(s) through the ePASS Network. First American Title shall have no liability for any order where the transmission of such data is incomplete, garbled or faulty, including, without limitation, transmissions that are mistakes, duplicative, or not usable, other than to notify Ellie Mae of such faulty transmission, provided that, such incompleted, garbled or faulty transmissions was caused by problems within the ePASS Network.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5	Use of Data

Ellie Mae is acting solely as a conduit for facilitating the order and delivery of Title Linked Services to End-Users and Ellie Mae shall not exercise any incidents of ownership, or other rights of use of the First American Title Linked Services’ data, including without limitation, the sale or resale, use, licensing, assembling, or evaluation of the First American Title Linked Services’ data. First American Title owns, and at all times will continue to own, the First American Title Linked Services’ data, and at all times shall continue to be the seller or licensor of the Title Linked Services to the End-Users pursuant to separate documentation between First American Title and the End-Users.

2.5.1	Permitted Applications of the Title Linked Services by End Users

2.5.1.1 End-User’s Use. End Users may use the Title Linked Services for the internal business purpose of evaluating lending risk with no right to resell, relicense or redistribute in whole or in part.

2.5.1.2 Additional Restrictions. Ellie Mae agrees and warrants that Ellie Mae shall not use any element or component of the Title Linked Services to create, replace, supplement or enhance any title, legal, vesting, ownership or encumbrance report. Ellie Mae warrants that Ellie Mae shall not use the Title Linked Services, coupled with alternative insurance approaches or products without first obtaining written permission from First American Title.

2.5.1.3 To the extent Ellie Mae retains copies of any Title Linked Services, Ellie Mae agrees that it shall only retain such copies for archival purposes.

2.6	Marketing Requirements

2.6.1	Ellie Mae’s [*]

Within ten (10) business days after the first business day of each calendar quarter, Ellie Mae shall provide to First American Title a true, correct and complete copy of its [*], which [*] will contain [*]. First American Title shall use such [*] for the sole purpose of [*]; provided that, [*] are deemed to be Ellie Mae Confidential Information and First American Title is obligated to maintain their confidentiality pursuant to the terms set forth in Section 8. Within ten (10) business days after the first business day of each calendar quarter, but in no case prior to the next [*] being provided to First American Title, First American Title must provide to Ellie Mae a report of results from the previous quarter. It is within Ellie Mae’s sole discretion whether or not to continue to provide [*]; provided, however, that if Ellie Mae decides to cease provision of [*], Ellie Mae will notify First American Title in writing of such decision.

3.  Joint Responsibilities

3.1	Marketing

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Intentionally Omitted.

3.2	Training

Intentionally Omitted.

3.3	Consumer Privacy

The parties acknowledge that the Title Linked Services, while comprised in part of public record data, describes information that may be deemed to be sensitive information by some consumers. It is the policy of First American Title to respect the request of consumers to remove their name, mailing address or telephone number from use in solicitation. First American Title understands and agrees that such information provided to First American Title by the End-User is encrypted and that Ellie Mae does not have access to such information through the End-User’s use of the Ellie Mae Platform without otherwise obtaining the consumer’s consent. This policy is an integral condition to First American Title entering into this Agreement. Both parties agree that: (a) they will not utilize in any manner the name, mailing address or telephone number of a consumer that is designated within any Title Linked Service as requesting protection from solicitation; (b) they will not broadcast or otherwise make public the name, address or other information about an individual consumer, unless First American Title and the subject consumer provide written authorization to do so; (c) they will abide by all prevailing federal, state, and local guidelines governing information practices and consumers’ rights to privacy; and (d) they will limit access to consumer information to those individuals who have a “need to know” in connection with their respective businesses and will obligate those individuals to acknowledge consumers’ rights to privacy and adhere to fair information practices. The parties will adopt, publish, and comply with privacy policies that comply with the guidelines established by the International Computer Standards Association and by either the guidelines established by TRUSTe.org as more fully set forth at http://www.truste.org, the Better Business Bureau, or such other organizations as the parties mutually agree to select. The parties agree to comply with the applicable requirements under the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.) and the Privacy Safeguards Rule promulgated by the Federal Trade Commission thereunder (16 C.F.R. 314) (together, “GLB Act”) with respect to “nonpublic information” (as defined under the GLB Act) they receive from consumers, including, without limitation, to use that information solely for the purposes of carrying out this Agreement and implementing procedures required under the GLB Act to safeguard such information.

3.4	End-User Contract Terms

End-Users may be required to execute agreements with First American Title in order to purchase or order Title Linked Services (“End-User Agreements”). Where End-User Agreements are required, only End-Users who have executed End-User Agreements with First American Title will be permitted to access the relevant Title Linked Services via the Ellie Mae Platform.

3.5	Representations and Warranties

The parties represent and warrant that: (a) they have all rights and interests to operate, license, maintain, modify, and otherwise conduct business with each other and End-Users

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

through the Ellie Mae Platform; (b) they acknowledge that End-Users connect through independent channels and that, if within their control, they will use commercially reasonable efforts to prevent the transmission of known bugs, viruses, so-called “time bombs” or other functions, routines, devices, or instructions designed or available to create any unauthorized access to, or interruption in the functioning of the Ellie Mae Platform or the electronic systems connected thereto; provided such shall not apply to any built-in or use drive destruction mechanism, time bomb, access code or similar device installed by First American Title in the Title Linked Services designed to: (i) remotely monitor the misuse or unauthorized use of the Linked Services by End-Users, (ii) terminate an End-User’s access to the Title Linked Services as a result of misuse or expiration of the authorized use period, or (iii) ensure proper operation or maintenance of the Title Linked Services provided by First American Title; (c) the parties have established and will maintain at all times security procedures to ensure that all data, document and information transmissions are authorized, protected from loss, corruption, or disclosure to any party other than the intended recipient and documents and signatures are protected from improper access; and (d) First American Title shall not make any representations or warranties to any person or entity with respect to the Ellie Mae Platform.

4.  Orders and Order Processing

4.1	End-User Contract Terms

First American Title may require all End-Users to execute an agreement with First American Title before End-Users may purchase or order Title Linked Services.

4.2	Order Processing

Subject to the terms and conditions of this Agreement and any service agreement between First American Title and an End-User, First American Title shall be responsible for supplying and fulfilling Title Linked Service orders placed by End-Users via the Ellie Mae Platform; provided, however, that First American Title shall not be responsible for the transmission of any data related to such order or any Title Linked Service and further reserves the right to reject orders that do not comply with any requirements that First American Title may periodically establish. To permit accurate tracking, Ellie Mae shall be responsible for identifying the orders as having been placed via the Ellie Mae Platform. Ellie Mae and First American Title shall work together to determine the format by which all documents or information shall be transmitted by and between First American Title and Ellie Mae.

5.  Fees

5.1	Marketing Fees and Transaction Fees
5.1.1	Intentionally Omitted.

5.1.2 Commencing with the Effective Date, First American Title shall pay Ellie Mae data transmission fees (“Transaction Fees”) for each order transmitted through the Ellie Mae Platform as indicated on Schedule A. Notwithstanding anything to the contrary, if any state department of insurance or other applicable regulatory body requires a mandatory reduction in title fees or other applicable fees for a Title Linked Service offered by First

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

American Title hereunder, First American Title shall promptly notify Ellie Mae in writing and the parties shall negotiate in good faith to appropriately adjust the Transaction Fees for the impacted Title Linked Service. If the parties are unable to agree within a reasonable period of time to an appropriate adjustment to the Transaction Fees for the impacted Title Linked Service(s), then First American Title shall have the right, upon written notice to Ellie Mae, to remove the impacted Title Linked Service(s) from the Ellie Mae Platform and Interface under this Agreement with no liability to Ellie Mae, and Ellie Mae shall, within a commercially reasonable time, but not to exceed five (5) business days, remove such Title Linked Service(s) from the Ellie Mae Platform and Interface at no additional cost to First American Title.

Payment of the Transaction Fees shall be: (i) made by First American Title to Ellie Mae to the attention of the Accounts Receivable Department within thirty (30) calendar days after the close of the month in which such unique submissions for Title Linked Services provided to First American Title via the ePASS Network were made, subject to the exclusions set forth in Section 2.4 regarding faulty transmissions; (ii) supported by a monthly detailed transaction report for all such submissions (“Transaction Report”), which Transaction Report form and email address Ellie Mae will provide to First American Title, and (iii) overdue if not paid within such thirty (30) calendar day period. Overdue accounts and any other undisputed fees and expenses not paid to Ellie Mae in accordance with this First American Title Agreement will be charged a late fee at the rate of one and one-half percent (1.5%) per month, or the maximum rate allowed under applicable law if lower, commencing with the date payment was first past due. Should First American Title be overdue paying Ellie Mae the undisputed Transaction Fees set forth in this Section 5.1.2, Ellie Mae will invoice First American Title for such transactions at the applicable fees set forth in Schedule A based on the number of unique submissions to First American Title of which Ellie Mae is aware and submit it to First American Title at the following email address for processing and payment: Annette Matthews at agmatthews@firstam.com, which invoice First American Title must pay within fifteen (15) days from the date of the invoice. Ellie Mae reserves the right to suspend or block First American Title’s access to the ePASS Network until such fees and any interest charges are paid in full. First American Title shall also keep its own monthly detailed Transaction Report for all such submissions in the event there is any dispute between the parties as to what is owed, and First American Title may dispute any invoiced fees in writing to Ellie Mae within thirty (30) days of the date of the applicable invoice.

5.2

The parties acknowledge that the Transaction Fees represent fair and reasonable compensation for the value of the services provided by Ellie Mae hereunder, and the parties have selected the manner and timing of payment of such compensation as a matter of convenience only. Each party is solely responsible for having determined that the compensation arrangements and other terms and conditions of this Agreement comply with any law or regulation applicable to such party, including without limitation the federal Consumer Credit Protection Act. In making such determination, neither party has relied on any opinion, representation or information obtained directly or indirectly from the other party. If it is determined, or if, based upon information or events subsequent to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Effective Date, Ellie Mae or First American Title reasonably concludes that any of the provisions of this Agreement do or are likely to violate any applicable law or regulation, the parties will use commercially reasonable efforts to amend this Agreement to bring it into compliance with applicable laws and regulations; provided, however, that if the parties are unable to agree upon such amendment, either party may terminate this Agreement upon written notice to the other. Each party agrees that it will not assert any claim against the other party to the effect that the relationship established hereunder, including without limitation, the compensation arrangement set forth herein, violates applicable law or regulation.

5.3	Credit Services

Intentionally Omitted.

5.4	Reporting and Audit Rights

In the event that Ellie Mae believes in good faith that the amounts paid to Ellie Mae are not accurate, then Ellie Mae may request in writing that a First American Title executive verify the accuracy of its records and calculations relating to the amounts payable hereunder. Upon such request, First American Title will recalculate the amount of the contested fees and deliver a written certificate stating the correct amount payable under the Agreement, signed by an executive of First American Title, together with a payment shortfall, if any, plus interest equal to one and one half percent (1.5 percent) per month (or, if less, the maximum amount allowed by applicable law) on the overdue balance.

5.5	Policies and Pricing

End-Users who purchase or order Title Linked Services via the Ellie Mae Platform shall be duly authorized by Ellie Mae to use the Ellie Mae Platform and be either an existing customer of First American Title or shall register as a new customer of First American or First American Title in accordance with First American Title’s terms and conditions. Accordingly, all First American Title policies and operating procedures concerning customer orders, customer service and service sales will apply to those End-Users. First American Title may change its policies and operating procedures at any time upon proper notice to such End-Users. For example, First American Title will determine the prices to be charged for the Title Linked Services sold in accordance with First American Title’s own pricing policies, subject to the following. Although Title Linked Service prices and availability may vary from customer-to-customer and from time-to-time, First American Title will not discriminate against any End-User in any manner, including service levels, price or product offerings, in connection with any Title Linked Service. First American Title reserves the right not to provide Title Linked Services to any End User. Because price changes may affect Title Linked Services listed on the Ellie Mae Website, Ellie Mae shall not include price information in its Title Linked Service descriptions.

6.  Intellectual Property Rights and License

6.1	Ellie Mae’s Rights

Subject to the license granted to First American Title under Section 6.2, Ellie Mae reserves all of its right, title and interest in its intellectual property rights in the Interface and the Ellie Mae Platform or any other intellectual property rights it has (e.g., patents,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

copyrights, trade secrets, service marks, trademarks and other intellectual property rights). Unless stated otherwise in a Statement of Work, First American Title shall assign any and all intellectual rights it has to the Interface and the Ellie Mae Platform to Ellie Mae and will cooperate fully and execute promptly any and all documents which may be necessary to effectuate Ellie Mae’s rights.

6.2	Ellie Mae’s Grant of License to First American Title

Ellie Mae hereby grants to First American Title, for the term of this Agreement, a non-exclusive, non-transferable license to: (a) use the Interface and the Ellie Mae Platform to offer any Title Linked Services to End-Users and to use the Ellie Mae’s trade names, logos, trademarks and services marks (the “Ellie Mae Marks”) as is reasonably necessary to establish and promote the Title Linked Services on the Ellie Mae Platform; provided, however, that any promotional materials or usages containing any of the Ellie Mae Marks will be subject to Ellie Mae’s prior written approval. First American Title shall have no implied licenses nor shall an implied license be deemed to be granted. Ellie Mae hereby reserves any and all rights not expressly granted to First American Title herein.

6.3	First American Title’s Rights

Subject to the license granted to Ellie Mae under Section 6.4, First American Title reserves all of its right, title and interest in its intellectual property rights in First American Title’s portion of the Interface and First American Title Network, the Title Linked Services or any other intellectual property rights it has (e.g., patents, copyrights, trade secrets, service marks, trademarks and other intellectual property rights). Ellie Mae shall assign any and all intellectual rights it has to the First American Title developed portion of the Interface (if any) to First American Title and will cooperate fully and execute promptly any and all documents which may be necessary to effectuate First American Title’s rights.

6.4	First American Title’s Grant of License to Ellie Mae

First American Title hereby grants to Ellie Mae, for the term of this Agreement, a non-exclusive, non-transferable, royalty-free license to: (a) use the First American Title portion of the Interface to link the Ellie Mae Platform to the First American Title Network and (b) use the First American Title trade names, logos, trademarks and service marks that are supplied by First American Title (the “First American Title Marks”) on the Ellie Mae Platform as is reasonably necessary to promote the Ellie Mae Platform and otherwise to perform its obligations under this Agreement and subject to any policies promulgated by First American Title regarding the marketing, sale and support of the Title Linked Services; provided, however, that any promotional materials or usages containing any of the First American Title Marks will be subject to trademark guidelines provided to Ellie Mae. Ellie Mae shall have no implied licenses nor shall an implied license be deemed to be granted. First American Title hereby reserves any and all rights not expressly granted to Ellie Mae herein. Ellie Mae shall not modify or alter First American Title’s graphics or text links in any way without First American Title’s prior written consent. Graphics or text links include, but are not limited to, banners, buttons, logos and other images.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.5	First American Title’s Right to Grant Similar Licenses

Ellie Mae acknowledges and agrees that First American Title, in its sole discretion, may market its Services and grant similar licenses to its trademarks to any and all persons, businesses, entities and/or organizations.

6.6	First American Title Marks

Ellie Mae shall not modify, alter or obfuscate First American Title Marks or use First American Title Marks in a manner that disparages First American Title or its Title Linked Services, or portrays First American Title in a false, competitively adverse or poor light. Ellie Mae shall comply with any restrictions that First American Title may establish, and which First American Title provides to Ellie Mae, as to the form of use of First American Title Marks and shall avoid any action that diminishes the value of such First American Title Marks. Ellie Mae’s unauthorized use of First American Title Marks is strictly prohibited. In the event of a violation of this paragraph, First American Title, in its sole discretion, may terminate this Agreement, terminate the trademark license, or specify additional restrictions Ellie Mae shall comply with, and seek monetary damages, injunctions and/or any other remedies available to it at law or in equity.

6.7	Ellie Mae Marks

First American Title shall not modify, alter or obfuscate Ellie Mae Marks or use Ellie Mae Marks in a manner that disparages Ellie Mae or its service or products, including, without limitation, the Ellie Mae Platform, or portrays Ellie Mae in a false, competitively adverse or poor light. First American Title shall comply with any restrictions that Ellie Mae may establish as to the form of use of Ellie Mae Marks and shall avoid any action that diminishes the value of such Ellie Mae Marks. First American Title’s unauthorized use of Ellie Mae Marks is strictly prohibited. In the event of a violation of this paragraph, Ellie Mae, in its sole discretion, may terminate this Agreement, terminate the trademark license, or specify additional restrictions First American Title shall comply with, and seek monetary damages, injunctions and/or any other remedies available to it at law or in equity.

7.  Confidentiality

Except as expressly set forth herein, the parties shall maintain in confidence the terms of this Agreement. It is expected that, pursuant to discussions to date and to this Agreement, each party may disclose to the other party certain information, as defined herein, which is considered by the disclosing party to be proprietary or confidential information (the “Confidential Information”). Confidential Information is defined as any information, communication or data, in any form, including, but not limited to, oral, written, graphic or electromagnetic forms, models or samples, which the disclosing party identifies as confidential or which is of such a nature that the receiving party should reasonably understand that the disclosing party desires to protect such information, communication or data against unrestricted disclosure or use, including, without limitation, customer lists, service processes, site traffic and performance data, business information, financial data and marketing data, the Title Linked Services and anything defined under the Gramm-Leach-Bliley Act of 1999 or any related statute or amendment thereof. All Confidential Information shall remain the sole property of the disclosing party and its confidentiality shall be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

maintained and protected by the receiving party with the same degree of care as the receiving party uses for its own confidential and proprietary information, but in no event less than reasonable care. Each party shall not use the Confidential Information of the other party except as necessary to fulfill its obligations under this Agreement, nor shall it disclose such Confidential Information to any third party without the prior written consent of the other party. The restrictions on the use or disclosure of any Confidential Information shall not apply if the receiving party can show that the Confidential Information: (a) has become generally available to the public without breach of this Agreement by the receiving party; (b) is rightfully in the receiving party’s possession prior to disclosure to it by the other party; (c) is independently developed by the receiving party without the use of the disclosing party’s Confidential Information; (d) is rightfully received by the receiving party from a third party without a duty of confidentiality to the other party; or (e) is disclosed under operation of law, provided that, the receiving party provides the disclosing party with sufficient notice to challenge such legal disclosures, and in any event, will disclose only that information required by law.

8.  Disclaimers and Limitation of Liability

8.1	Disclaimers

First American Title and Ellie Mae: (a) acknowledge that the operation of the First American Title Network and the Ellie Mae Platform will not be uninterrupted or error-free and may be subject to temporary shutdowns due to causes beyond the operating party’s reasonable control; and (b) subject to the specific terms of this Agreement, shall retain sole right and control over the programming, content and conduct of transactions over their respective networks, programs, software, website or services. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) ITS NETWORK OR PLATFORM OR ANY OF THE PRODUCTS OR SERVICES IT PROVIDES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, COMPLETENESS, FITNESS FOR A PARTICULAR PURPOSE OR LACK OF ERROR OR OMISSION; (B) THE AMOUNT OF TRANSACTION FEES THAT MAY BE GENERATED DURING THE TERM; AND (C) ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT.

8.2	Limitation of Liability

EXCEPT FOR BREACHES OF SECTION 7 (“CONFIDENTIALITY”) AND, WITH REFERENCE TO ELLIE MAE, EXCEPT IN THE EVENT OF ELLIE MAE’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OR UNAUTHORIZED USE OF THE TITLE LINKED SERVICES, AND, WITH REFERENCE TO FIRST AMERICAN TITLE, EXCEPT IN THE EVENT OF FIRST AMERICAN TITLE’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OR UNAUTHORIZED USE OF THE ELLIE MAE PLATFORM AND/OR THE INTERFACE, NEITHER FIRST AMERICAN TITLE NOR ELLIE MAE SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST DATA) ARISING OUT OF THIS AGREEMENT. WITH THE EXCEPTION OF SECTION 10

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(“INDEMNIFICATION”) AND BREACHES OF SECTION 7 (“CONFIDENTIALITY”), EITHER PARTY’S ENTIRE LIABILITY ARISING FROM THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID BY FIRST AMERICAN TITLE TO ELLIE MAE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT FOR THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM WILL BE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS SHALL NOT ENLARGE THE LIMIT OF EITHER PARTY’S LIABILITY.

9. Term and Termination

9.1	Term

The term (“Term”) of this Agreement shall begin on the Effective Date and will continue for a period of 12 months from the Effective Date unless earlier terminated, and shall automatically renew for periods of one (1) year each (“Renewal Terms”), unless one party notifies the other party in writing at least sixty (60) days prior to the date that this Agreement is scheduled to expire that it does not wish to renew this Agreement. Otherwise, this Agreement will renew in accordance with the terms of this Agreement; provided that, Ellie Mae may revise its Fees for the next Renewal Term by providing First American Title with at least ninety (90) day’s written notice to accept or reject such revised fees. The Effective Date for this Agreement shall be the date set forth above at the beginning of this Agreement.

9.2	Termination
9.2.1	Termination due to submission rejection

Intentionally Omitted.

9.2.2	Termination due to Event of Bankruptcy

This Agreement shall terminate automatically and immediately, without notice unless otherwise specified, upon the occurrence of an Event of Bankruptcy with respect to the other party.

“Event of Bankruptcy” means with respect to a party the filing of a petition for relief as to such party as debtor or bankrupt under the Bankruptcy Reform Act of 1978, as amended, or other similar provision of law of any jurisdiction which is not dismissed within 60 days of filing; or insolvency of such party as finally determined by a court proceeding; or filing by such party of a petition or application to its assets; or commencement of any proceedings relating to such party as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, if such party indicates its approval of the proceeding, consents thereto or acquiesces therein, or the proceeding is contested by such party and has not been finally dismissed within 60 days.

9.2.3	Termination by Notice

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

By providing thirty (30) days’ written notice, First American Title or Ellie Mae may immediately terminate this Agreement if the other party materially breaches this Agreement and such other party fails to cure that breach within thirty (30) days after receiving written notice of the breach from the non-breaching party.

9.2.4	Effect of Termination

Upon termination of this Agreement and upon written request, Ellie Mae shall return to First American Title any of First American Title’s intellectual or proprietary property and/or information obtained pursuant to this Agreement. Upon termination of this Agreement and upon written request, First American Title shall return to Ellie Mae any of Ellie Mae’s intellectual or proprietary property and/or information obtained pursuant to this Agreement. All licenses granted shall immediately cease and any amounts due and owing shall be immediately paid. Notwithstanding the foregoing provision, Confidential Information stored electronically in receiving party’s archives may be retained in accordance with receiving party’s archive policies and procedures, provided that all such Confidential Information so retained shall remain subject to the use and disclosure restrictions of this Agreement until such Confidential Information is destroyed.

9.3	Survival

Sections 2.5.1.3, 3.3, 3.5, 5.1 (for any accrued Fees owed), 5.4, 6.1, 6.3, 7, 8, 9, 10, and 11 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) shall survive the termination or expiration of this Agreement.

10.  Indemnification

10.1	Ellie Mae’s Indemnification

Ellie Mae shall defend First American Title against any third party claim, suit or action to the extent arising out of (i) the infringement or misappropriation of the Ellie Mae Platform, Interface (other than the First American Title developed portion, if any), or any other services provided by Ellie Mae of any third-party U.S. patent, copyright, trademark or trade secret, or (ii) any negligent or intentional acts or omissions by Ellie Mae. Ellie Mae shall indemnify and hold First American Title harmless from and against any damages awarded thereunder and any liability assumed in settlement thereof to the extent that such damages and liability arise out of such infringement and/or misappropriation; provided, however, that First American Title must (a) give Ellie Mae prompt written notice of the applicable claim, suit or action; (b) give Ellie Mae full control over the defense and any settlement of such claim, suit or action; and (c) provide Ellie Mae with all information and assistance reasonably requested by Ellie Mae in connection with the defense and any settlement of such claim, suit or action. Notwithstanding the foregoing, Ellie Mae shall have no liability hereunder in respect of any infringement or misappropriation caused by any modification of Ellie Mae’s products or services by anyone other than Ellie Mae or the combination of such software with any third party product by anyone other than Ellie Mae. Ellie Mae agrees, should First American Title’s use of the Ellie Mae Platform or Interface be enjoined by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any court, to promptly obtain, at no expense to First American Title, the right to use the items so enjoined or, at no expense to First American Title, to promptly provide First American Title with substitute items that are functionally equivalent to the enjoined products, or, if the above is not commercially feasible, terminate this First American Title Agreement.

10.2	First American Title’s Indemnification

First American Title shall defend and indemnify Ellie Mae against any and all liabilities, claims, losses, costs and expenses, including reasonable attorney’s fees which Ellie Mae may incur as a result of any claim or action brought or that may be brought by a third party, to the extent relating to, in connection with, or arising out of (a) the operation or content of the First American Title developed portion of the Interface, or any services provided by First American Title to End-Users; (b) the violation of third-party intellectual property rights by any materials or software provided by First American Title; (c) the violation of any federal, state or local laws or regulations; or (d) the misuse of the Ellie Mae Platform. First American Title shall pay any award or judgments against Ellie Mae and any costs and attorneys’ fees reasonably incurred by Ellie Mae resulting from any such claim or action. First American Title shall be relieved of any indemnification obligations contained herein to the extent the claim, loss, cost and expense for which defense and indemnification is sought is the result, in any part, of the acts or omissions of Ellie Mae or any third party acting on behalf of Ellie Mae.

11.  General Provisions

11.1	Independent Contractors

First American Title and Ellie Mae are entering this Agreement as independent contractors, each holding itself out to the general public as independent with their own respective offices, own letterheads and business cards. This Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither party shall represent itself to be an employee or agent of the other or enter into any agreement on the other’s behalf or in the other’s name. All expenses and disbursements including, but not limited to, travel, maintenance, supplies, office equipment expenses and administrative staff that may be incurred by either party in connection with this Agreement, shall be the sole responsibility of the party which has incurred the expense and borne wholly and completely by that party.

11.2	Compliance

In its performance of this Agreement, each party shall comply with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Except as expressly provided herein, each party shall be responsible for all costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

11.3	Taxes

The parties expressly acknowledge and accept this Agreement on the basis that, as an

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

independent contractor, as defined in Section 11.1: (a) each party is responsible for its state and federal income tax and that those taxes will not be withheld by the other party; (b) each party must pay its applicable FICA (social security), FUTA (federal unemployment taxes); and state unemployment taxes; and (c) each party must pay applicable taxes attributable to its earnings. First American Title is responsible for any sales or use tax that may be assessed in connection with use of the Title Linked Services, except for taxes based on Ellie Mae’s net income.

11.4	Force Majeure

Neither First American Title nor Ellie Mae shall be liable for, nor shall be considered to be in breach of, or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond either party’s reasonable control and that either party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party shall give prompt written notice to the other party and shall use commercially reasonable efforts to minimize the impact of the event.

11.5	Notices

Any request, notice or other communication by either party shall be given in writing and delivered personally by messenger, private mail courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To First American Title:	First American Title Insurance Company
14908 East Montgomery Rd.
Scottsdale, AZ 85262
Attention: Michele Eberhart

With a copy to:	First American Title Insurance Company
1 First American Way
Santa Ana, CA 92707
Attention: Corporate Counsel

To Ellie Mae:	Ellie Mae, Inc.
4155 Hopyard Road, Suite 200
Pleasanton, California 94588

With a copy to:	General Counsel

11.6	Assignment

Neither First American Title nor Ellie Mae may assign this Agreement, in whole or in part, without the other party’s prior written consent (which consent shall not be unreasonably withheld). Subject to the foregoing, this Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns.

11.7	Waiver and Severability

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The failure of either party to enforce any provision of this Agreement shall not constitute a waiver of the party’s rights to subsequently enforce the provision. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

11.8	Integration, Modification, Interpretation

This Agreement: (a) represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter; (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each party; and (c) will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California without reference to its choice of law rules.

11.9	Attorneys’ Fees

If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, which may be set by the court in the same action or in a separate action brought for this purpose, in addition to any other relief to which such party may be entitled.

11.10	Effectiveness

This Agreement shall not be effective until accepted by First American Title as evidenced by the signing on behalf of First American Title by an executive, and no additions or modifications to this Agreement shall be effective until accepted in a similar manner.

11.11	Solicitation of Employees

Ellie Mae and First American Title agree that during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, neither party will, without the prior written permission of the other party, solicit any employee of the other party. For the purposes of this Section 11.11, “solicitation” does not include either general advertising or engagement of a search consultant who obtains the resume of an employee of one party without the other party proposing that the search consultant contact such employee.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed as of the Effective Date above.

FIRST AMERICAN TITLE INSURANCE COMPANY		ELLIE MAE, INC.
By:	/s/ Timothy V. Kemp	By:	/s/ Jonathan Corr

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Name:	Timothy V. Kemp	Name:	Jonathan Corr

Title:	VP, Secretary	Title:	5/28/2010

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.